Exhibit 99.1

1100 CommScope Place SE, PO Box 339
Hickory, NC 28603-0339

FOR IMMEDIATE RELEASE

CommScope Receives Payment of $30.3 million From OFS, Which Satisfies Outstanding Loan

Hickory, NC—(June 30, 2006)—CommScope, Inc. (NYSE: CTV) announced today that it received payment of $29.8 million plus accrued interest of approximately $0.5 million from OFS BrightWave, LLC. This payment satisfies and cancels the $30.0 million outstanding note issued under a revolving credit facility between CommScope and OFS BrightWave, a venture formed in 2001 by CommScope and The Furukawa Electric Co., Ltd. The companies also agreed to terminate the revolving credit facility, which was created in 2001 and was scheduled to mature in November 2006.

The $30 million long-term investment had been considered fully impaired by CommScope at the time the Company exited the venture in June 2004.

“We are pleased to receive this payment and look forward to continuing our long-term relationship with OFS and Furukawa,” said CommScope Chairman and CEO Frank M. Drendel.

CommScope expects to record the gain on the payment from OFS during the second quarter of 2006.

About CommScope

CommScope (NYSE: CTV—www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® Solutions™ and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for the Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

CONTACT:
Philip Armstrong	Betsy Lambert, APR
Investor Relations	Corporate Communications
(828) 323-4848	(828) 323-4873